Exhibit 23


               Consent of Independent Registered Accounting Firm

The Board of Directors
Aegis Assessments, Inc.:

We consent to the incorporation by reference in the registration statements of Aegis Assessments, Inc. on Form S-8 (File No. 333-108487) filed as of September 4, 2003 and Form S-8 (File No. 333-104658) filed as of April 22, 2003, of our report dated October 26, 2004, on the consolidated balance sheets of Aegis Assessments, Inc. as of July 31, 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, and for the period from January 16, 2002 (inception) to July 31, 2004, which report appears in Aegis Assessment's Annual Report on Form 10-KSB.

/s/ Hein & Associates LLP
-------------------------
Phoenix, Arizona
November 11, 2004

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